EMPLOYMENT AGREEMENT

Parties:          Health Fitness Corporation ("HFC")
                  3500 West 80th Street, Suite 130
                  Minneapolis, MN 55431

                  Loren S. Brink ("Brink")
                  9635 Bennett Place
                  Eden Prairie,  MN 55347

Date:             June 30, 1999

Recitals:

A. HFC and Brink are parties to an Executive Employment Agreement entered into May 22, 1997 (the "1997 Agreement").

B. HFC and Brink wish to revise the terms of Brink's employment and to replace the 1997 Agreement with this Agreement.

C. Brink is willing to incur an obligation not to compete with HFC in the future in order to obtain an up front payment.

Agreements:

1. Termination of 1997 Agreement. The 1997 Agreement is hereby terminated without further obligation by either party under the terms of such 1997 Agreement with the exception that confidential information which was the subject of such 1997 Agreement shall be subject to the applicable provisions of this Agreement. In connection with such termination, Brink hereby resigns as President and Chief Executive Officer of HFC.

2. Employment. Upon the terms and conditions set forth in this Agreement, HFC hereby employs Brink as President of its Consulting and Corporate Development Division (the "Division"), and Brink accepts such employment.

3. Duties. Brink shall devote his full-time and best efforts to HFC and shall fulfill the duties of his position which shall be to promote the sales and marketing of the Division and to perform such other functions as may be assigned to him by the CEO of HFC or the CEO's designee.

4. Term. Subject to the provisions of Section11 hereof, Brink's employment pursuant to this Agreement shall commence on the date hereof ("Employment Date") and continue through December 31, 2001, but shall be automatically extended, unless otherwise terminated in accordance herewith, for consecutive one year terms on each January 1 thereafter, unless either party gives written notice to the other of termination in accordance herewith.


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5.       Compensation.

         (a) Base Salary. For the balance of calendar year 1999, HFC shall pay Brink a base salary at an annual rate of $130,000, payable in accordance with the existing payroll practices of HFC ("Base Salary"). In subsequent years, Brink's Base Salary shall be established through negotiation with the CEO and the Compensation Committee of the Board of Directors of HFC at an annual rate of not less than $130,000.

         (b) Performance Bonus. Brink shall be paid a cash bonus equal to 10% of the "profit margin" on all customer contracts closed by Brink during the first year of the terms of such contracts. "Profit margin" for purposes of this provision shall mean net sales minus center expenses and division expenses and shall be equal to that which is known at HFC as division contribution.

         (c) Option Grants. Brink shall be eligible for grants of options at the discretion of HFC's Board of Directors based upon the board's evaluation of his performance. All options currently held by Brink shall remain in full force and effect in accordance with their respective terms.

         (d) Fringe Benefits. In addition to the Base Salary and performance bonus as provided above:

                  (i) Automobile. Brink shall be entitled to an automobile allowance of $750 per month throughout the term of his active employment pursuant to this Agreement or the lease of a suitable automobile; from such allowance Brink shall pay all costs associated with maintenance, operation and insurance of the automobile and HFC shall not be responsible for paying any mileage allowance or other amount.

                  (ii) Vacation. Brink shall be entitled to paid vacation each calendar year in accordance with HFC's policies. All unused paid vacation shall accumulate, provided that any unused portion carried into a subsequent year shall not exceed an aggregate of four calendar weeks.

                  (iii) Medical Exam. Brink, during the period of his employment, shall receive an annual medical or personal health examination or treatment at a facility of his choice at a cost to HFC of up to $1,000 which HFC will pay to the provider if the examination is not fully covered by Brink's health insurance.

                  (iv) Life and Long-Term Disability Insurance. HFC shall maintain life and long-term disability insurance on Brink in amounts and on terms and conditions consistent with past practice and with that provided to other employees of HFC of a similar level of authority and compensation. All benefits related to insured benefit programs shall be payable only by the insurance carriers subject to terms and conditions of applicable policies and HFC shall have no obligations to pay any such benefits.


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                  (v) Country Club Membership. Brink, during the term of his employment pursuant to this Agreement, shall be entitled to maintain a country club membership for use primarily in entertaining customers, employees and vendors of HFC. HFC shall be responsible for the payment of all dues relating to such membership, as well as all ordinary and necessary expenses related to the use of such membership for business purposes.

                  (vi) Other Benefits. Brink shall be entitled during the term of his employment to participate in all other benefit programs offered by HFC to its full-time employees.

                  (vii) Financial Counseling. Brink shall be entitled to receive a one-time payment of $1,000 in reimbursement of fees for personal financial counseling.

6. Business Expenses. HFC shall, in accordance with, and to the extent of, its policies in effect from time to time, pay or reimburse Brink for all customary business expenses (including country club expenses as specified above) incurred by Brink in performing his duties as an employee of HFC, provided that Brink incurs all such expenses in accordance with the policies of HFC as revised from time to time and that he promptly accounts for such expenses in the manner prescribed by HFC.

7. Special Compensation Payments. In response to Brink's requests for immediate additional cash and in consideration of Brink's covenant not to compete with HFC contained in Section 10 of this Agreement, HFC agrees to pay Brink the sum of $180,000, less all applicable income and payroll tax withholdings. One-half of such amount shall be paid upon execution of this Agreement and one-half shall be paid 30 days later.

8.       Confidential Information.

         (a) For purposes of this Section 8, the term "Confidential Information" means information which is not generally known and which is proprietary to HFC, including: (i) trade secret information about HFC and its services; and (ii) information relating to the business of HFC as conducted at any time within the previous five (5) years or anticipated to be conducted by HFC, and to any of its past, current or anticipated products, including, without limitation, information about HFC's research, development, services, purchasing, accounting, engineering, marketing, selling, leasing or servicing. All information which Brink has a reasonable basis to consider Confidential Information or which is treated by HFC as being Confidential Information shall be presumed to be Confidential Information, whether originated by Brink, or by others, and without regard to the manner in which Brink obtains access to such information.


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         (b) Brink will not during the term of this Agreement and following the expiration or termination of this Agreement, use or disclose any Confidential Information to any person not employed by HFC without the prior written authorization of HFC and will use reasonably prudent care to safeguard, protect and to prevent the unauthorized disclosure of, all such Confidential Information.

10. Non-Competition. Brink agrees that during the term of this Agreement and for a period of twenty-four (24) months following termination of his employment by HFC for any reason, he will not directly or indirectly, alone or as a partner, officer, director, or shareholder or holder of similar position of any other firm or entity, engage in any commercial activity in the United States in competition with any part of HFC's business.

11. Termination. Subject to the respective continuing obligations of the parties pursuant to Sections 8, 9, 10, 11, 12, 13 and 14, this Agreement may be terminated prior to the expiration of its then remaining applicable term only as follows:

         (a) By HFC. HFC may terminate this Agreement under the following circumstances:

                  (i) For "Cause". HFC may terminate this Agreement on thirty (30) days written notice to Brink for "cause", including, fraud, misrepresentation, theft or embezzlement of HFC assets, material intentional violations of law of HFC policies, or a material breach of the provisions of this Agreement, including specifically the failure to perform his duties as required by Section 2 hereof after written notice of such failure from HFC, however, in the event of termination related to Brink's failure to perform duties, Brink's termination shall only be effective upon the expiration of a sixty (60) day cure period following a lack of corrective action having been undertaken by Brink during said cure period.

                  (ii) Without "Cause". HFC may terminate this Agreement upon thirty (30) days written notice without "cause". Brink may also terminate this Agreement upon thirty
                           (30) days written notice to HFC for any reason.

         (b)      Death and Disability.

                  (i) Death. If Brink should die during the term of this Agreement, this Agreement shall thereupon terminate; provided, however, that HFC shall pay to Brink's beneficiary or estate the compensation provided in
                           Section 12 below.

                  (ii) Permanent Disability. In the event brink should become permanently disabled during the term of this Agreement, this Agreement shall also terminate. For the purposes hereof, a permanent disability shall mean that disability resulting from injury, disease or other cause, whether mental or physical, which incapacitates Brink from performing his normal duties as an employee, appears to be permanent in nature and contemplates the continuous, necessary and substantially complete loss of all management and professional activities for a continuous period of six (6) months.


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                  (iii)    Partial Disability. If Brink should become partially
                           disabled, he shall be entitled to his salary as provided herein for a period of nine (9) months. At the end of said period of time, if Brink remains partially disabled, his salary shall be reduced according to the amount of time he is able to devote to HFC's business.

                  (iv) Temporary Disability. In the event Brink should become disabled, but such disability is not permanent, as defined above, he shall be entitled to his salary for a period of nine (9) months. If such temporary disability continues longer than said period of time, then Brink shall be deemed to have become permanently disabled for the purposes of this Agreement at the end of said nine (9) month period.

12.      Compensation Payable Following Early Termination of Employment.

         (a) In the event of any termination pursuant to Section 11, Brink's Base Salary shall be paid as follows:

                  (i)      In the event of termination pursuant to Section 6 (a)
                           (i) (for "Cause"), Brink's Base Salary shall be discontinued as of the effective date of termination.

                  (ii) In the event of termination of this Agreement by reason of Brink's death, Brink's Base Salary shall terminate as of the end of the six (6) months following Brink's death;

                  (iii) In the event of termination of this Agreement by reason of permanent disability, Brink's Base Salary shall be paid until Brink becomes eligible for benefits pursuant to disability insurance provided by HFC becomes payable;

                  (iv)     In the event of any termination by HFC pursuant to
                           Section 11(a)(ii) (without "Cause"), Brink's Base Salary shall be paid through the date of termination of this Agreement as in effect on the date immediately preceding the date of such termination of employment (e.g. if Brink's employment is terminated by HFC without cause prior to December 31, 2001, he shall be paid his Base Salary through such date and if Brink's employment is terminated without cause in January of 2002, he shall be paid his Base Salary through December 31, 2002); and

                  (v) In the event of termination of employment by Brink for any reason, Brink's Base Salary shall be paid through the date of such termination of employment.


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         (b)      In the event of termination by Brink for any reason, Brink's
                  Base Salary shall be paid through the date of such termination of employment.

13. No Adequate Remedy. The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such person against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

14.      Miscellaneous.

         (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all successors and assigns of HFC, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of HFC and shall only be assignable under the foregoing circumstances and shall be deemed to be materially breached by HFC if any such successor assign does not absolutely and unconditionally assume all of HFC's obligations to Brink hereunder. Any such successor or assign shall be included in the term "HFC" as used in this Agreement.

         (b) Notices. All notices, requests, and demands given to, or made, pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:

                  (i)      In the case of HFC shall be:

                           HEALTH FITNESS CORPORATION 3500 West 80th Street, Suite 130 Minneapolis, Minnesota 55431

                           With copies to:

                           JAMES A. BERNARDS
                           7200 Metro Boulevard, Suite 200
                           Edina, MN  55439

                           and

                           TIMOTHY M. HEANEY
                           Fredrikson & Byron, P.A.
                           1100 International Centre
                           900 Second Avenue South
                           Minneapolis, MN  55402-3397


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                  (ii) In the case of the Executive shall be:

                           MR. LOREN S. BRINK
                           9635 Bennett Place
                           Eden Prairie, MN  55437

                           With a copy to:

                           PATRICIA A. BLOODGOOD
                           Lockridge Grundel Nauen & Holstein L.L.P.
                           100 Washington Avenue South, Suite 100
                           Minneapolis, MN  55401-2159

         Either party may, by notice hereunder, designate a change of address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the fifth business day thereafter, or when it is actually received, whichever is sooner.

         (c) Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         (d) Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota and any legal proceeding arising out of or in connection with this Agreement shall be brought in the appropriate courts of the State of Minnesota, with each of the parties hereto consenting to the exclusive jurisdiction of said courts for this purpose.

         (e) Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         (f) Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.

         (g) Modification. This Agreement may not be, and shall not be, modified or amended except by a written instrument signed by both parties hereto.

         (h) No Conflicting Business. Brink agrees that he will not, during the term of this Agreement, transact business with HFC personally, directly or indirectly, or as an agent, consultant, owner, partner, officer, shareholder, director or holder of any similar position of any other entity; provided, however, Brink may enter into any business transaction that is, in the opinion of HFC's Board of Directors, reasonable, prudent or beneficial to HFC, so long as any such business transaction is at arms-length as though between independent and prudent individuals and is ratified and approved by the designated members of HFC's Board of Directors after receipt of written disclosure of the full nature of Brink's interest in the business.

         (i) Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties hereto in reference to all the matters herein agreed upon.

         (j) Counterparts. This Agreement shall be executed in at least two counterparts, each of which shall constitute an original, but both of which, when taken together, will constitute one in the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered the day and year first above written.

HEALTH FITNESS CORPORATION

By:
Its:                                            Loren S. Brink